News Release
FOR IMMEDIATE RELEASE

ANDRA RUSH JOINS TEREX CORPORATION BOARD OF DIRECTORS

WESTPORT, CT, August 14, 2017 -- Terex Corporation (NYSE:TEX) announced today that Andra Rush has been appointed to its Board of Directors. Ms. Rush is President and CEO of Dakkota Integrated Systems and Detroit Manufacturing Systems, as well as Chairwoman and CEO of Rush Trucking. The Rush Group families of companies are almost two billion dollars in revenues in interior components manufacturing, integrated interior and exterior systems assembly, as well as supply chain management, logistics and freight distribution. Rush owned enterprises together represent one of the largest Native American minority-owned businesses in the United States. Ms. Rush is also currently a member of the Ford Motor Company Supplier Council, and previously served on the supplier advisory boards for General Motors and Chrysler.

“We are very pleased to have Andra Rush join our Board of Directors. Ms. Rush is an accomplished business owner and CEO with the ability to see the big picture on a strategic level and significant experience in supply chain and logistics,” commented David A. Sachs, Terex Chairman of the Board. “As Terex has continued to focus on expanding the experience and diversity of its Board of Directors, Ms. Rush’s background and experience will make her a valuable addition to the Terex Board.”

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
Phone: (203) 222-5954
brian.henry@terex.com

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in three business segments: Aerial Work Platforms, Cranes, and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com